Exhibit 99.2

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

WILLBROS GROUP, INC.

Moderator: Mike Collier

May 8, 2012

8:00 am CT

Operator: Good day everyone and welcome to the Willbros Group’s First Quarter 2012 Earnings Conference Call. Today’s call is being recorded.

I would now like to turn the call over to Mr. Mike Collier, Vice President of Investor Relations. Please go ahead sir.

Mike Collier: Thank you Alicia. Good morning everyone and thanks for joining us this morning to review our first quarter results. In addition to myself today’s participants include Randy Harl, President and Chief Executive Office of Willbros and Van Welch, our Chief Financial Officer.

This conference call is being broadcast live over the internet and is also being recorded and archives of the webcast will be available shortly after the call on our Web Site - Willbros.com. A replay will also be available through the phone number provided by the company in today’s press release.

Information recorded on this call speaks only as of today, May 8, 2012 and therefore you are advised that time sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities, events or developments the company expects or

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

anticipates will or may occur in the future are forward-looking statements. A number of risks and uncertainties can cause actual results to differ materially from these statements. These risk factors are described in yesterday’s press release and in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publically such forward-looking statements whether as a result of new information, future events or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of May 7, 2012 and on our Web Site.

Now I’d like to turn the conference over to Randy Harl, President and Chief Executive Officer - Randy.

Randy Harl: Thanks Mike. Good morning everyone and thank you for joining us today. Van will provide details of our financial results in his prepared remarks but first I’d like to review our performance so far this year.

We have been laser focused on mitigating the seasonality of our business model and on improving our operating results through better project management and accountability. I am pleased that we delivered much better results in the first quarter compared to last year.

For the first quarter of 2012, our operating loss was $10.6 million on revenue of $419 million compared to a loss of $20.6 million on revenue of $324 million in the first quarter of 2011 - a nearly 50% improvement. This improvement is even greater if you exclude the $6 million change in the earn-out liability that positively impacted the first quarter of 2011.

As we saw in the previous quarters our first quarter results also benefited from our strategy to expand our U.S. Upstream presence and service offerings. Not only is this driving top and bottom line growth in the seasonally weak quarters but it is also helping to mitigate the lumpy revenue

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

stream associated with large diameter pipeline construction. Additionally, we benefited from improvement in our utility T&D segment which posted much better results, especially in the Texas market where we continue to benefit from the CREZ build-out.

Also, in Canada, tighter cost controls and improved project management are having a positive impact on our operations in the oil sands where we generated better operating results on less revenue. In the last few months we have experienced a high level of bidding activity and expect meaningful project awards this quarter in Canada.

Our Oil and Gas segment generated positive operating income during the first quarter due to not only the success of our regional expansion strategy and the resurgence of our facilities construction business but also a return to positive operating performance in downstream engineering.

Our objective to optimize our upstream model to produce positive results in the seasonally weak quarters is delivering the results we envisioned when we started to implement this strategy nearly two years ago. We generated operating profit from our upstream businesses in the first quarter by taking advantage of growth in domestic hydrocarbon production and expanding our services and regional footprint into the liquids rich producing regions in the United States.

We are now working in nearly all of the active production regions with offices in the Eagle Ford, Marcellus, Bakken, Niobrara and Utica shale plays and in the Permian Basin. As a result, our regional offices have more than compensated for the reduction in large diameter pipeline construction and we continue to experience increased demand for our upstream engineering, EPC and construction services.

In our Downstream Engineering business, which is now a part of our Oil and Gas segment - we reported the first quarterly positive operating income since we acquired the business in 2009.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

This business unit was one of the non-performing businesses that we talked about on the last call and has now turned around. Integration into our oil and gas segment combined with the effective actions taken by our management team, which optimized our cost structure and then took advantage of improving market conditions, contributed to this improvement.

We have added over 100 engineers in the past 12 months and we continue to add engineers. We continue to experience higher levels of inquiries and we are adding to our backlog in engineering, fabrication and manufacturing services. As a reminder these are pre-cursors to improvement in the market for our construction and field services.

In Canada, we have repositioned the business to focus on the oil sands. We are taking advantage of the capital flows into both existing and new facilities including mining and SAG-D projects. Anchored by a six year agreement with Syncrude our business now has a more favorable risk profile. We anticipate much better performance from the Canada segment in the second half of this year as we add quality backlog with stronger embedded contract margins.

Our Utility T&D segment posted a 31% improvement in operating results driven largely by increased margins and higher resource utilization in the Texas market for both transmission and distribution services. In the Utility T&D segment we have in excess of $400 million in transmission construction backlog, anchored by the Texas CREZ work.

Especially in Texas, we’re seeing increased demand for utility distribution services, and, with the general improvement in the economy, we believe that the distribution business is beginning to rebound. Additionally, the new management team in Texas distribution has identified and is implementing cost reductions and productivity improvement initiatives which we expect to contribute $3 to $5 million of savings by year-end.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

In the Northeast, we have similar improvement initiatives for our electric and gas distribution businesses and we continue to selectively bid transmission and other capital projects.

When we last spoke I articulated the actions we are taking to bring Willbros back to profitability. Our analysis shows that approximately half of the revenue we generated in 2011 produced operating results equal to or above our peer group average. Twenty-five percent performed slightly below this average and the bottom 25% performed significantly below this average. Our most recent 2012 full year forecast shows the bottom quartile of non-performing businesses projecting a small operating profit for 2012 as compared to an operating loss of over $20 million in 2011.

We are seeing these positive results from the management changes and action plans we have taken. We are now on a path to either quickly turn around these underperforming businesses or considering exiting them. Success here translates into improved shareholder value.

A couple of additional comments before Van discusses financials. In March we negotiated resolution of the lawsuit associated with the WAGP project. This, along with the successful completion of the DOJ monitorship and the dismissal of all charges, with prejudice, puts the legacy issues of Nigeria and South America behind us. We can devote our full attention to restoring our competitive edge and taking full advantage of the market opportunities before us. Van…

Van Welch: Thanks Randy and good morning everyone. Before I discuss the details of our first quarter results, I want to highlight the improvements we have generated as a result of our focus on operating performance and enterprise management.

Our first quarter operating loss of $10.6 million looks very much like our 4th quarter results - both showing roughly 50% improvement relative to the prior years’ comparable quarter losses. Interest expense decreased $4.2 million compared to the same quarter last year — a reduction of over 35% — and cash provided by operations was $20.6 million - an increase of $51 million compared to last year.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Now I will provide more color on the operating performance on each our segments starting with oil and gas.

In our Oil and Gas segment we reported operating income of $846,000 on revenue of $246.9 million in the first quarter of 2012 compared to an operating loss of $9.3 million on revenue of $167.6 million in the first quarter of 2011. The $10.2 million improvement was largely due to strong performance in our U.S. regional operations as well as our engineering and facilities construction businesses which experienced higher utilization of resources in the liquids-rich producing regions.

In our Canada segment, we reported an operating loss of $3.1 million on revenue of $34.1 million in the first quarter of 2012 compared to an operating loss of $5.1 million on revenue of $37.3 million in the first quarter of 2011. The $2.1 million improvement was largely due to tighter cost controls and enhanced project management, specifically within our capital construction and fabrication businesses. As Randy noted, we expect to see meaningful backlog build in this segment — and benefit from this new work later in the year.

In our Utility T&D segment, we reported an operating loss of $8.4 million on revenue of $139.3 million in the first quarter of 2012 compared to an operating loss of $12.2 million on revenue of $120.5 million in the first quarter of 2011. The $3.8 million improvement was largely due to increased margins associated with a higher utilization of people and equipment, specifically from the transmission work performed in Texas, as well as increased demand for our cable restoration services business.

Now moving to backlog. Our backlog levels continue to be strong. New backlog additions in the first quarter totaled $639 million. At March 31, 2012 Willbros reported total backlog from

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

continuing operations of $2.3 billion compared to $2.2 billion at December 31, 2011. Twelve month backlog was $981 million, up 13% from $865 million in December 31, 2011. The majority of the backlog increase was in the Oil and Gas segment which increased over 30% from the end of last year. Now a few words on discontinued operations.

With the settlement of the WAGP lawsuit and the mechanical completion of the Boreal pipeline in Canada, these discontinued operations should generate minimal activity going forward. In March, market demand for equipment improved and we took actions to begin an orderly liquidation of the Midwest business in Canada. Most of the equipment was committed to an April auction where we received approximately $15.3 million and an additional $1.7 million in separate transactions from various intangible and tangible assets. Midwest’s liquidations should be largely complete in the second quarter.

Our 2012 capital budget remains at $28.4 million of which $3.4 million was spent in the first quarter. We expect capital spending to increase as our business goes through our normal second quarter expansion. Roughly 75% of our capital budget will be spent in the second and third quarters.

We estimate the full year depreciation and amortization expense to be $55.4 million including $15.6 million in intangible amortization.

Now liquidity - from a liquidity standpoint, as of March 31, 2012 - we had $48.9 million in cash and cash equivalents and access to $25 million in cash under the revolver included in our credit facility. In the first quarter of 2012 the company paid down the term loan by an additional $30 million. These funds came from the $10 million advance against the sale of Canadian equipment and much improved operating cash flows. The March 31, 2012 balance on the term loan including unamortized OID is $145.9 million. Another $6.7 million was paid down against the term loan balance in May.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

We have now reduced our total debt by over $171 million in the past 18 months. Our cash provided by operations in the first quarter was $20.6 million. That’s compared to cash used by operations of $30.5 million in the first quarter of 2011 - a positive swing of over $50 million. The increase was driven by better operating results and diligent working capital management including focus on contract terms and project billing.

Before I discuss guidance, I have a few comments on our current tax position. We reported a continuing operations pre-tax loss of $21 million. However, we recognized a tax expense of $1.7 million. We did not recognize a tax benefit of $6.9 million on our U.S. losses due to a valuation allowance placed on the recognition of our tax assets, primarily comprised of NOL’s.

The valuation allowance was established based on Willbros not having taxable income over the past two years. Looking forward, upon demonstrating sustainable annual taxable income which will fully utilize our tax assets, we will remove the valuation allowance. The creation of the valuation allowance is consistent with the applicable tax accounting guidance and has no impact on our 2012 cash flows.

Now for guidance. We continue to see meaningful improvement in our year-over-year quarterly results as we reduce the impact of seasonality on our business model and improve our operating performance. Our second quarter results should generate a significant operating improvement versus the second quarter of 2011 and we expect to deliver operating income in the range of $14 to $16 million — an average improvement of approximately $25 million from the first quarter of 2012. We continue to expect annual revenue to range from $1.7 to $1.9 million — billion dollars — full year positive operating income in all three segments and full year debt reduction of approximately $50 to $100 million by the end of the year.

Now Randy has some additional comments. Randy.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Randy Harl: Thanks Van. Looking ahead, as Van noted, we have good visibility with $2.3 billion of work in backlog.

We booked over $639 million of new work during the first quarter, maintaining a positive book to bill ratio despite a revenue increase of 29% over last year. As I stated on the last call, approximately 70% of our anticipated oil and gas revenue for this year is already committed and our Downstream businesses we have experienced an increased level of inquiries and we have identified over $500 million in prospects. Additionally, our current visibility, the improvement in engineering, and penetration of the Gulf Coast market all lead us to believe that we will have a better turn around season in the second half of this year.

In our Upstream Oil and Gas businesses we continue to recognize higher than anticipated demand for our regional service offerings supporting the shift to liquid production and we believe this level of activity will continue throughout the year. Additionally, we are excited about our recently announced partnership with GeoEye — a leading source of geospatial information and insights. Together we have developed a Cloud based pipeline lifecycle integrity management solution. This solution will provide customers easy access to real time pipeline information integrated with GeoEye’s high resolution, map accurate, commercial satellite imagery served from the Google Earth Builder platform.

We believe this Cloud based solution will become THE standard in pipeline integrity management and that it will transform the way pipeline owners and operators conduct business, respond to integrity issues and maintain regulatory compliance. We continue to believe that pipeline integrity is a significant growth opportunity.

In Canada, we have outstanding bids in excess of $200 million and nearly $4 billion in prospects identified. We have also reduced the risk in the business by base loading it with recurring

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

services in existing facilities. In Utility T&D - again, we have in excess of $400 million in transmission construction backlog anchored by the Texas CREZ work. In Texas we continue building our transmission construction capabilities and have around a thousand employees executing the CREZ build-out. We now have a platform with the scale, the experience and the resources to pursue this more than $50 billion national market. As we add new transmission backlog we expect to achieve better margins in line with today’s more favorable market conditions.

We started building this business a few years ago and it has been a difficult road. I want to acknowledge the diligence and hard work of our employees who have remained focused on improving our business execution and on providing valuable services to our customers. With their help:

•	Revenue is up,

•	Backlog is up,

•	Operating performance is up and on a very positive trajectory,

•	We have turned the corner in Downstream Engineering and Texas distribution, two formerly underperforming businesses that we have recently turned around,

•	Our strategy to mitigate seasonality is clearly paying off,

•	We have a solid strategy, with differentiation, for the rapidly developing pipeline integrity market,

•	Our legacy issues from Nigeria are behind us, and;

•	We have a vastly improved balance sheet with more significant debt reductions planned for this year.

•	Operator, we will now take questions.

Operator: Thank you. If you would like to ask a question, please signal by pressing the star key followed by the digit 1 on your telephone keypad. We do ask that you limit yourself to one question and

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

one follow-up question. If you have additional questions, please press star 1 again to put yourself back into the queue. Also if you are on a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment.

We’ll go first to John Rogers from D.A. Davidson.

John Rogers: Hi, good morning.

Male: Hi John.

John Rogers: I guess, Randy or Van - your comments about - especially about the outlook for the rest of the year - I think, Van, you mentioned you expect all of the segments to be profitable this year. Can you give us a sense - given your structure now to reduce seasonality - how that’s going to play out through the year, by segments?

Randy Harl: Well I think, John, that if you think about it - Canada first -, what we’ve experienced in Canada is a lot of bidding and so we’ve been getting prepared for the execution - the bidding first and the execution of a lot of work there. Some of that work is slipping a bit to the right but building about like we had expected it to.

You know, we’re expecting - what you ought to look for is some significant announcements in Q2 on work that we think that we’re very close to booking but haven’t been able to do it quite yet but we expect a significant build-up headed into Q3 and Q4. We expected that to be a little bit earlier in the year as we headed into the year but nonetheless we are very bullish on what’s happening there in Canada. The management team there is executing better than we have in the past, so I’m very optimistic about that segment and that leaves us to - even though we started off with a loss there, you know, as Van said, we expect that to be profitable for the year at the operating line.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

On the oil and gas side, you know, we have had some underperforming businesses in there. The good news is, you know, with the downstream engineering breaking through to a profit in the quarter for the first time since we had it. That has been a loser of about a million bucks a quarter - you know, as we’ve gone through before, so a big move there. Our tank business is getting good traction in Canada and in the midstream, so we’re optimistic that part of our business is also turning around which kind of brings me to the turnaround business which has been pretty good - you know, in part of our business but the Gulf Coast strategy is just gaining traction, we’ve booked some work.

We believe though that the second half of the year is going to build pretty rapidly. We’re out there bidding a lot of work now. We still have to fill our sack. We have Camp Pendleton - that you’ve probably heard us talk about for the last two years - that is finally under way - you know, should generate some good profit for us, you know, as we get into Q2 and Q3.

So, on the downstream business — optimistic. Shops are filling up, or at least we’re getting a lot of inquiries there which portend more capital projects - you know, we’re adding to projects that others are doing in engineering as well as the ones we’re doing. You know, I mentioned the 70% number on the pipeline business and, you know, that is far ahead of where we’ve really been in the last two or three years (John). We have identified the other projects that we need to fill in — that 30% — and are very optimistic that we’re going to hit those numbers. So in the oil and gas segment, you know, the pipe line — the larger diameter – the pipeline piece looks very good and, as Van said and I said, the regional strategy has finally taken hold in producing the results that we expected it to produce. So, you know, I’m very optimistic that we will hit our numbers in oil and gas.

John Rogers: On utility T&D?

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Randy Harl: We had a couple of problem children in that pile. The Texas distribution piece - you know, we ended up losing about $7 million last year. We’re expecting that to be at break even or better, so quite a move there. Up in the northeast we’re also - have an expectation of a break even performance with those businesses. So, there’s plenty of work, especially in Texas to achieve those goals and we’re seeing movement in the northeast towards - at least to break even kind of performance which really moves the needle as I mentioned - you know, at least $20 million over what we did last year, John.

John Rogers: And I’m sorry Randy - on the utility side would the portions that are the primary contributor - I mean, if Texas distribution is back to break-even, if northeast is break-even for the year - is it the transmission business then that - does an operating profit?

Randy Harl: Well, the transmission business in Texas is profitable.

John Rogers: Okay.

Randy Harl: And we’re expecting also - and we talked about these projects up in Maine - you know, the Bangor Hydro is coming to an end and the Maine Reliability, you know, still has a run into next year and we’re expecting those to be profitable and we’re also bidding more work there. So we’re adding bids- we’re optimistic that we will add some work there in the northeast but probably the most meaningful markets that we see are here in Texas and the surrounding states where we have identified a number of larger products that, as we complete the CREZ work next year, you know, we anticipate a lot more work still here in Texas with other CREZ projects as well as for our anchor customer Oncor which I think has announced publicly during their last call that their capital spending plans are not really going to change much over the - foreseeable future into 14 and 15. So we’re expecting that strong performance in transmission in Texas to continue beyond the end of the CREZ work.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

And also, you know, seeing resurgence in our large distribution business here in Texas. We’re beginning to install some new meters, new subdivisions, commercial building is taking off a bit especially in the Dallas, Fort Worth metroplex and so we’re beginning to see some market help and that coupled with the actions that we’ve taken on that business, are going to produce good results.

John Rogers: Okay, great. And Van, I think you mentioned some equipment sales of $17 million in second quarter. Are there gains associated with that?

Van Welch: There will be some gains. Most of those gains are going to show up in discontinued operations, John.

John Rogers: Okay, great. Thank you - I’ll get back in the queue.

Operator: I’ll go next to Tahira Afzal from KeyBanc.

Tahira Afzal: Good morning gentlemen and congratulations on the improving trends.

Randy Harl: Thank you Tahira.

Van Welch: Good morning.

Tahira Afzal: Had a couple of questions. The first one is in regards to the electric transmission business. We’re hearing that the CREZ cost in terms of the labor, et cetera, are going up 20/25%. Could you talk about how that impacts the profitability on your work in CREZ? Does that - do you have enough capacity? Are your contracts more cost plus, scoping freezes - anything would help. And then really if you look at the northeast on the transmission side a couple of large projects are back on the map there. Any comments there would help.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Randy Harl: Okay Tahira, to comment on Texas CREZ - you know, we are pretty insulated from the scope growth with regard to the CREZ projects - what we have — are unit price contracts — and so, we are not taking any kind of quantity risks. Our performance so far, you know, we’re seeing the margins that we had expected coming from those unit prices, you know, so we’re very happy with where we are. You know, a large part of what we do is for Oncor and we have worked very successfully with them to control the costs and to share the risks as those - as that business, has grown. You know, we still have pretty good backlog there which will keep us in full utilization for the rest of this year and into next year. But we’re very optimistic about the contract structure that we have here in Texas.

Now in the northeast the market conditions are a bit different. There’s a lot of competition for everything that we bid, so we’re not seeing the opportunity for a lot of margin expansion there - a lot of bidders show up for every letting. You know, so we are - applying a lot of diligence - really looking hard at the cost structure that we’re going in with but if you ask me, you know, where I’m optimistic, it is a lot more in the Texas area, the surrounding states and out to the west in terms of future growth - than I really am about the northeast which is - even with those larger projects - you know, I don’t think that changes our fortunes a lot there. You know, we’re not able to really go for those larger projects Tahira. We have built capability here in Texas to do that.

Tahira Afzal: Okay, thank you and my second question and then I’ll jump back in the queue. The second question really has to do with your refinery outlook - do you have - a lot of your peers all the way from the large names such as Jacobs down to Furmanite, which reported today, and already it seems like the downstream side is actually struggling if anything — maintenance to small capital projects. So could you talk about what gives you certainty around the outlook of the turnaround season relatively improving going forward? Are there specific clients where you feel very comfortable? Anything would be helpful, thank you.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Randy Harl: Okay, we have - you know, of course we’re out there in the marketplace every day talking to people Tahira and, you know, our traditional Midwest up to, you know, some in the northeast - back up to the West customers - you know, have deferred a lot of work because of the margins they’re able to generate now. So we’re seeing quite a bit of work getting pushed to the right. You know, our view is that that’s just on a build just because of the backlog of work that we see getting pushed forward, so there’s a bit of a bow wave there for turnaround work. We think the second half of this year is going to - that’s going to start to happen and that 2013 from our view is going to be a very strong year for turnaround services. Of course our repositioning to the Gulf Coast, it’s a competitive market here with a lot more market opportunities. We have begun to leverage off of our engineering presence over in Louisiana.

We’ve added salespeople to our organization and, you know, I think that all of that is what makes us optimistic about where we’re going. The other thing I would add is that low natural gas prices are really contributing to a resurgence on the petrochemical side. We’re seeing a good demand for our engineering services in that part of the business and that is going to lead to more small capital projects in the petrochem space and so between the two, you know, our engineering, our field services, our construction can operate either in refineries or in the petrochemical space. The petrochemical space has been very slow for a long time but we’re seeing a lot of that build up in Louisiana in the petrochem side.

Tahira Afzal: Thank you very much.

Randy Harl: Thank you.

Operator: We’ll go next to Martin Malloy from Johnson Rice.

Martin Malloy: Good morning.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Randy Harl: Hi Marty.

Martin Malloy: Could you talk a little bit more and maybe give us some more color in terms of the upstream pipeline side. In recent weeks we’ve seen a lot of announcements regarding NGL pipelines out of the Midcontinent, Permian and Eagle ford areas. Are you all seeing the same sort of trend and would you expect to continue to be able to keep potential bidding opportunities pretty substantial the next couple of months?

Randy Harl: Yes, Marty, those are all on our radar screen and, you know, it’s been factored into, you know, the total mix of what we’re trying to do, so I mean that really adds to the pile. They are typically smaller diameter. You know, kinds of projects that, you know, the revenue won’t be like it is for a large diameter for natural gas pipeline but certainly those are nice projects that we continue to pursue. And one of the big differences there is I think our strategy to sell a lot of that large equipment that we had in the business during 2008 and 2009 is going to pay off for us here. We don’t need the big tractors to do the NGL and smaller pipeline business, so I think that with regard to the equipment spread that we have, you know, we have right-sized that for these smaller, diameter projects and that, you know, that is going to improve, you know our profitability as it already has but, you know, the NGL’s also offer the opportunity to get in there and try to make a EPC offer for some of that work.

You know, so I think you’re right in pointing out that is an additional opportunity that really wasn’t there a year ago that we see as additional opportunities as well and could add some significant work - we’ll see. We’re going to be bidding some of that work as we move into the year.

Martin Malloy: Okay, and then just looking at the balance sheet and you all have been paying down some of the higher cost debt here - are there any other asset sales or business sales that might occur, that might put a meaningful dent in your high cost term debt?

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Van Welch: Yes, I think, Marty, if you look at the guidance we gave of $50 to $100 - you know, the lower end of that guidance is, I believe, we’re almost there quite frankly through May. As you move to the higher side of that guidance and as you get up to the $100 million mark that’s obviously - we’re looking at some non-strategic businesses to hit those higher levels. We’ll continue to do that and we’ll see how that shakes out at the end of the day but we are evaluating constantly our businesses, our non-strategic assets, including those businesses, to help pull that debt down.

Martin Malloy: Thank you.

Operator: We’ll go next to Dan Mannes from Avondale.

Dan Mannes: Hey, good morning guys.

Randy Harl: Hey Dan.

Van Welch: Hi Dan.

Dan Mannes: Real quick - just walking through the Q2 guidance, sort of your discussion for the year - it sounds like - and I just want to make sure I understand this - I mean, Q2 is certainly better than Q1 - we would expect that. Year over year - it does not - it doesn’t look that significant. On the other hand we’re sort of hearing your commentary that both with Canada and perhaps some of your other initiatives that 2H maybe will show more substantial income increases — year-over-year and Q2. Am I hearing that right, or can you give a little bit more color on how to think about that?

Van Welch: Yes, I think that if you look at the year-over-year second Q2 it is a significant improvement but we did have an $8.2 million Trans Canada write down. So it is flattish. If you look at the - if you adjust associated with that Trans Canada settlement we had in Q2 ’11. We are seeing - I

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

mean if you look at the going forward we are looking at substantial growth in terms of the revenue associated with our oil and gas space in Q2. The Canada build that Randy mentioned is not going to - it’s going to build a bit in Q2, but it’s not going to start taking off until you get into the latter part of Q3 and Q4. So the big push in Canada is going to be the latter half of the year. That’s going to improve our margins as we start to build that top line in Canada.

Randy Harl: And I think Dan, you know, the way that we’re thinking about that is - Q2 last year was very good for us absent that write down that we took to TransCanada settlement. You know, hitting in that zip code again is good performance. Where we really fell off last year was as we got into Q3 and UTD, you know, was quite a disappointment. We were probably eight million light in Q3. In UTD we expect to fill in that gap and Canada to start coming on strong. So, you know, I think the way to think about it is we really hit our stride in Q2 and we continue that, driving on into the year, taking the seasonality out of Q4 and that’s how we get to a year that we think is vastly improved over anything we’ve done in recent times.

Dan Mannes: Sounds great - and then real quick - just on Canada - I mean, you surely emphasize the opportunity set there and I know this is, you know, a bit of a new addition in terms of going after this market, so - in such focused manner - can you maybe - I don’t know if you can walk us through - maybe, what gives you the confidence that you’re able to grow this business so significantly over a short period of time? I mean, is there - especially given the orders haven’t come in yet - you’re saying major - I guess I’m just trying to understand your confidence level in how that business plays out over the next several months.

Randy Harl: You know, we have a new management team in Canada - I think you have to start with that — Kevin Fleury, the President of that unit is a well-known person in the E&C business in Canada. His whole career’s been spent there. You know, we have a good presence in Calgary. We never had that before. So the sales effort in Canada is significantly up from where it has been. We’ve talked about it in the past, that we have rebuilt the operational side of the business — Mike

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Fournier is in there now; a very experienced, seasoned Canadian — E&C professional — that’s our COO in Canada. He has rebuilt everything from the estimating organization, up. You know, so what we’re seeing is that we review bids and we look at the methodology that we’re using and we do support that from the PMO from Houston.

You know, we’re seeing the right kinds of things being done, the right details being put together to give the kinds of bids that will have high probability of producing the results that we want. And so, you know, my confidence comes from - first of all, we’ve got a sales organization to feed the machine - we’ve got an operations machine that is retooled and ready to accept that and, you know, we have had to hire a lot of those folks to get that done. That has impacted really our results in Q4 last year a bit - certainly in Q1 - but as this business comes in I’m feeling very optimistic that we’re going to be able to execute it because we have the right folks, systems and processes to make that happen.

You know, it’s a very, you know, intense environment in northern Alberta. You know, people are looking for additional resources of every kind and so we’re being cautious, you know, as we move forward with this bidding and as I said in my remarks there’s a lot of this business that is on existing sites where we have contracts and I guess that will be my final point is that, you know, the work that we’re going — going after — is not new to us. If you just look at the Syncrude contract, you know, we have been content in the past to execute the work we had under contract.

Now we’re expanding our view on all of these sites - looking at all the other work that our customers have to do, that we can do - that we know well - that we have people with the right experience and we’re looking out and we’re going after that work. And if you look at just what we see on the Syncrude site we believe we can replace most of that revenue that we gave up in the cross-country pipeline business right there on that one site. So if you look at the big mine operators as well as the SAG-D operators, we have a lot of experience doing the same kinds of things that we’re going to be going after. I hope that helps.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Dan Mannes: That helps a lot - thank you.

Operator: Okay, next Jamie Cook from Credit Suisse.

Andrew Buscaglia: Hi guys this is Andrew on behalf of Jamie Cook. I’ve got a question. You guys mentioned - I think you were seeing some strong competition on the transmission side - can you talk a little bit more about that and then also maybe competition wise what you’re seeing in oil and gas - just trying to get a sense of the pricing environment and how you think about margins - how you think about that impacting your margins going forward.

Randy Harl: Yes, I think - you know, in the northeast - you know, (Andrew) I think that, you know, we see six or seven bidders show up for everything that we go after and when you have that many, you know, you really have to be sharp on the execution side to produce the results that you need. You know, we have so far - I have seen that lead to, you know, much tighter margins in the northeast than we see here in Texas. You know, in Texas it’s a bit different environment on the transmission side in that most of the work that we’re still doing comes from the alliance agreement that we have with Oncor and so those margins are pretty much locked in.

Over the foreseeable future here we expect that to - as we get outside of the Oncor sites that we’ll expect some margin improvement. You know, I think you only need to look at the other public competitors that we have in that space to see that there’s quite a difference and quite an opportunity for margin expansion in that transmission construction business. I think the point here that I would emphasize is that we have, again, built a pretty good machine here in Texas. Doing the Texas CREZ work as well as other - larger transmission construction projects and we’re poised to be able to go after - I think - higher margin work as the portion of the CREZ work that we have begins to wind down. There is a lot of other CREZ work that has been left over the last couple of years - there’s more to come that we see as potential opportunities as well as work on up into the Midwest and out to the West.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

So with regard to transmission construction in general I’m expecting that environment to improve for us and move us from the lower end of the range, which we’re currently at, more up to what our public comparators are able to get in that business. On the oil and gas side, that continues to be very competitive and on the pipeline construction we’re seeing a lot of bidders, but there’s a lot more work than there was last year - you know, so we’re seeing opportunity to maintain the margins that we’ve had in the past be possible and so, we don’t expect a lot of change in the margins that we see in the oil and gas business on the mid-stream and the upstream. Some improvement coming on the EP side as we get our PMO more fully engaged with the facility side of our business and especially in EPC - we expect those margins to improve.

You know, on the downstream business - still a lot of competition. You know, we’re seeing the opportunity on the engineering side to negotiate some of the MSA’s that we have, to go after better margin potential on newer ones and so, you know, we’re seeing that competitive environment starting to be a little better for us and I think that’s one of the factors that have led to the breakthrough in profitability in engineering. The growth has certainly been a big part of that cost containment - has been a part of that but to be able to have a little more power with the negotiation of terms and conditions has also helped.

In Canada, as that gets busier and busier we’re expecting to be able to have more power in terms of seeing some margin expansion there and that’s certainly the way we’re looking at it as we’re bidding all of this new work going forward.

Andrew Buscaglia: Great, that’s great color. I don’t have anything else, so I’ll step back in queue. Thanks guys.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Male: Thanks.

Operator: We’ll go next to Steven Fisher from UBS.

Steven Fisher: Hey, good morning.

Male: Hi Steven.

Steven Fisher: Got on the call late so I’m not sure if you covered this already. But you’re now below the three to one — the debt to EBITDA ratio and so I guess how much line of credit capacity you have with your 20 times trailing at this point and when do you expect to be able to access that?

Van Welch: Well, Steven, as you know we had $25 million that we could hit while we were above the three to one ratio. As we decline and as that leverage ratio gets below three to one we have a $77 million overall capacity. That includes the 25 that we would be able to draw upon. That obviously - we have to take that in account in terms of our leverage ratio if we were going to draw and say, we still are below that three to one ratio. But much improved from where we’ve been - just a comment - we’re not anticipating that we’re going to draw on that revolver anytime or have the need to draw on that overdraft capacity anytime soon.

Steven Fisher: Okay. And then, can you talk about if you didn’t cover - what are the prospects for the next cash flow in the quarter for the prospects of ((inaudible)) operating cash flow for the next three quarters.

Van Welch: You broke up Steve. I’m not sure if I heard all that. Can you repeat that please?

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Steven Fisher: Yes, sure sorry - the cash flow in the quarter was nicely positive - just wondering what you think the prospects are for the balance of the year — the next few quarters in terms of operating cash flow potential?

Van Welch: Yes, we’re looking to continuing - we work very hard - you heard us talk about it for some time about, you know, paying attention and managing the working capital, managing through our bidding process the commercial terms that we get on our contracts. We’ve also been able to negotiate some more favorable terms associated with payments so I’m looking at over the next few quarters even with the working capital - or the revenue build-out - the working capital associated with that. I believe we’re going to maintain a very good and adequate cash balance and that’s one of the reasons why I made the comment that we’re not anticipating having the need to hit our revolver anytime soon.

Steven Fisher: Okay, so does that actually mean - do you think it will be cash flow positive?

Van Welch: Yes.

Steven Fisher: Okay, and just lastly - it looks like there were still some monitoring costs in the quarter. Will this be gone in Q2?

Van Welch: That’s correct. Maybe - you may have minimal legal fees, wrap up, legal fees but for the most part the effort associated with the WAGP environment is over.

Steven Fisher: Okay, great. Thank you.

Operator: I’ll go next to Randy Bhatia from Capital One Southcoast.

Randy Bhatia: Good morning guys. Thanks for taking my questions.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

Van Welch: Hi Randy.

Randy Bhatia: Most everything I had has been answered just couple of small ones here. I’m looking at what you guys said - you said 70% of the oil and gas revenue is already committed for fiscal year ’12 and it sounds like, you know, you guys are seeing a really active bidding environment in oil and gas as well as in UTD. Is there any upside to that revenue number — that one seven to one nine — or in, you know, some Canada works come down and some oil and gas comes down - could there potentially be some upside there?

Van Welch: Randy, this is Van. I’ll answer it this way. There’s obviously - there’s always some upside but I think the range that we put forward is an adequate range of guidance at this time.

Randy Bhatia: Okay, fair enough. And then, just if I could - very quick on the pipeline integrity - how are you guys thinking about what those contract structures are going to look like in terms of, you know, what do you expect on a kind of normalized basis what an average contract might look like and when those might come down given the new solution that you guys put out?

Randy Harl: I think it’s still very early in that cycle, Randy. You know, I think we talked publicly before that - you know, we think this market overall can be as much as an additional $10 billion per year once it’s really under way. About $200 [sic, should be $2 billion] of that we think are going to be in professional services where, you know, this solution can really apply and, you know, we’re going to provide everything from discreet engineering services to program management and so, trying to - we’re not sure yet what normal is going to look like but we’re already seeing some large users — potential users — look at program management solutions which can be very large contracts where they will hire somebody that - to manage over - really understanding first of all what needs to be done to meet the new regs, sorting out technically, you know, the documentation and the information — technical information — that they have and then putting it in place a program to be able to take that to a solution that meets the regulatory requirements.

WILLBROS GROUP, INC.

Moderator: Mike Collier

05-08-12/8:00 am CT

Confirmation # 2747686

So, you know, the regs still aren’t in place. We expect that to happen by the end of this year. You know, we have been working hard to get our name recognized in this integrity business but we expect we’re going to take significant market share, you know, as this thing begins to develop. It will develop early with the discrete services being able to roll our new solution with GeoEye on the Google platform out. We’re getting some traction with that as we speak but I think as we get closer and closer to having those regs in place there’s going to be more and more demand for that service. But, you know, I think the thing is developing about like we thought it would and, you know, hopefully sometime this year we will be able to participate with something of scale.

Randy Bhatia: Have any of your potential clients given you any indication that they would sign up for something like this regardless of when the regs come down? Could there be a potential for some awards that would come in before the regs are released?

Randy Harl: Yes, I think that we already have a couple that are what you would call early adaptors and so we have a couple of customers that are already up on this platform and have demonstrated the power that it has.

Randy Bhatia: Great. Thank you guys very much.

Male: You’re welcome.

Operator: That is all the time we have for questions today and that does conclude today’s conference. We do thank you for your participation.

END